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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


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[_]   Soliciting Material Under Rule 14a-12

                              RENTRAK CORPORATION
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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Contact:                       Investor Contact:
Dick Gersh                           Rick Nida
Richard Gersh Associates             Rentrak Corporation
212-757-1101                         503-284-7581 Ext. 295


FOR IMMEDIATE RELEASE:

                 Institutional Shareholder Services Recommends
                 Support for the Board of Rentrak Corporation

     PORTLAND, Ore. (Sept. 13, 2000)--Rentrak Corporation (Nasdaq:RENT) today announced that Institutional Shareholder Services (ISS) has recommended that shareholders vote FOR the Company's entire slate of nominees to the board of directors and against the nominees of the dissident Paul Rosenbaum group. ISS also recommended a vote against the Rosenbaum proposal to change the board size
from nine to five.   Rentrak's Annual Meeting of Shareowners is scheduled for
Sept. 19, 2000.

     Institutional Shareholder Services, based in Rockville, Maryland, is an independent advisor to institutional investors and provides proxy research, proxy voting recommendations and voting agent services.

     In its report ISS concluded, "Ultimately, we believe that shareholders would be best served by retaining the incumbent directors rather than electing the dissident nominees. While Rentrak's financial results have been impacted by changing industry conditions, we believe that the present board and management have set out a realistic plan for moving the company forward and coping with these changes. Furthermore, given the fact that both CARE and management believe that the PPT business can continue to be profitable, we believe that it would be unwise to displace the entire Rentrak board, which is comprised of numerous individuals with significant experience and contacts in the movie industry, in favor of the CARE nominees, none of whom have any direct industry experience."

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     The ISS report continued, ""Based on the inappropriate timing of the option loan program, we do believe that Rentrak's board could benefit from the addition of one or more independent directors to provide an additional perspective on such transactions in the future. In asking shareholders to replace the entire Rentrak board, however, the dissidents have reached too far. While the addition of one or two independent directors to the board would almost certainly benefit the company, the ouster of all nine incumbents would be a drastic move that is simply not warranted by Rentrak's situation at this time."

     Ron Berger, Rentrak's Chairman and Chief Executive Officer, said, "We are very pleased that professional advisors, who have no ties to either side in this proxy contest, have examined the facts, analyzed the performance of the Company and the current management, and concluded that the best interests of the shareowners are served by the reelection of Rentrak's nominees and not those of the Rosenbaum group. We urge all shareowners to support the current board and vote only the WHITE proxy card."

     As previously announced, Rentrak has scheduled a conference call for all shareowners, the media and other interested parties for Thursday, Sept. 14, 2000, at 2 p.m. Pacific time to discuss issues surrounding the proxy contest. Interested parties may participate in the conference call by dialing 888-566-5775 or 712-257-3716 for international and provide the operator with the password of "RENTRAK." Participants may also view a slide presentation on the Internet in conjunction with the call. Instructions for accessing the slide presentation are available on Rentrak's Web site http://www.rentrak.com. Also available on the Rentrak Web site is information about a lawsuit Rentrak filed against the members of the Rosenbaum group and others alleging that the defendants have violated Section 13(d) and Rule 14a-9, the beneficial ownership and proxy provisions under the Securities Exchange Act of 1934.

     Rentrak Corporation, through its PPT system, is the world's largest distributor of pre-recorded videocassettes on a revenue-sharing basis. The company directly services retailers throughout the U.S. and Canada and, through affiliated companies, supplies a growing number of international outlets in Japan and the United Kingdom.

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     3PF.COM, Inc. (3PF) a wholly owned subsidiary, provides fulfillment, order processing and inventory management services for e-commerce companies and other companies requiring just-in-time fulfillment. It operates two Midwestern hub-based distribution centers offering late night order cut-off and 24/7 capabilities, with a total of 320,000 square feet of warehouse space. An additional 120,000 square foot facility is scheduled to open in the near future. 3PF can be accessed on the Web at http://www.3PF.COM.

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Shareowners may obtain information regarding the participants involved in the
Company's proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise in the Company's Proxy Statement filed with the Securities and Exchange Commission. Shareholders should read the Company's Proxy Statement because it contains important information. The Company's Proxy Statement and related documents and information is available for free at the Commission's World Wide Web site at http://www.sec.gov. The Company's definitive Proxy Statement will be available for free from the Company and the participants.

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